Exhibit (G) under form N-1A
                                          Exhibit (10) under Item 601/Reg S-K


                                Amendment to
                        Sub-Transfer Agency Agreement
                                   between
                               Hibernia Funds
                                     and
                         Federated Services Company
                                     and
                 Retirement Plan Service Company of America

      This Amendment to the Sub-Transfer Agency Agreement ("Agreement") dated August 22, 1997 between Hibernia Funds ("Funds") and Federated Services Company and Retirement Plan Service Company of America ("Service Providers") is made and entered into as of the 13th day of March, 2001.

      WHEREAS, the Funds have entered into the Agreement with the Service Providers;

      WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

      WHEREAS, Regulation S-P permits financial institutions, such as the Funds, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Funds, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR ss. 248.14) ("Section 248.14 NPI"); for specified law enforcement and miscellaneous purposes (17 CFR ss. 248.15) ("Section 248.15 NPI") ; and to Service Providers or in connection with joint marketing arrangements (17 CFR ss. 248.13) ("Section 248.13 NPI");

      WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR ss.
248.7 and 17 CFR ss. 248.10 does not apply when the NPI is disclosed to Service Providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR ss. 248.13);

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

0 The Fund and the Service Providers hereby acknowledge that the Fund may disclose shareholder NPI to the Service Providers as agent of the Fund and solely in furtherance of fulfilling the Service Providers' contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

1 The Service Providers hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFRss.ss.248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Providers in accordance with the limited exception set forth in 17 CFR
    ss. 248.13.

2 The Service Providers further represents and warrants that, in accordance with 17 CFR ss. 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
o insure the security and confidentiality of records and NPI of Fund customers,
o protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
o protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

   4. The Service Providers may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates"); (b) affiliated persons of the Service Providers ("Service Providers Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Providers of the Funds ("Nonaffiliated Third Party") under the service and processing (ss.248.14) or miscellaneous (ss.248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Providers received the information in the first instance; and (d) a Nonaffiliated Third Party under the Service Providers and joint marketing exception (ss.248.13), provided the Service Providers enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.


   5.   The Service Providers may redisclose Section 248.14 NPI and Section
      248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Providers Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

   6. The Service Providers is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.



WITNESS the due execution hereof this 13th day of March, 2001.

                          Hibernia funds

                          By:/s/ Jeffrey W. Sterling
                             -------------------------------------
                          Name:  Jeffrey W. Sterling
                          Title:                    Vice President
                                ------------------


                          federated services company


                          By:/s/ Peter J. Germain
                             -------------------------------------
                          Name:  Peter J. Germain
                          Title:  Senior Vice President



                          RETIREMENT PLAN SERVICE COMPANY OF AMERICA


                          By:/s/ Karen J. Tracey
                             -------------------------------------
                          Name:  Karen J. Tracey
                          Title:  Senior Vice President